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Exhibit 23.2

Independent Auditors' Consent

        We consent to the incorporation by reference in this Registration Statement of Cherokee International Corporation on Form S-8 of our report dated February 3, 2004, except for paragraph 1 of Note 2 and paragraphs 5, 6, 7 and 8 of Note 11 as to which the date is February 17, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002) appearing in Registration Statement No. 333-110723 on Form S-1 of Cherokee International Corporation.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 15, 2004

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  Independent Auditors' Consent